Exhibit 10.1e
FOURTH AMENDMENT
     THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into effective as of July 31, 2009 (the “Effective Date”) by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”). All capitalized terms not defined in this Amendment have the respective meaning as set forth in the Original Lease.
RECITALS
A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated as of December 11, 2006 (the “Original Lease”) by and between Landlord and Tenant, as amended by that certain First Amendment dated February 22, 2008 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated October 31, 2008 (the “Second Amendment”) and as further amended by that certain Third Amendment dated November 13, 2008 and together with the First Amendment, Second Amendment and Original Lease, the “Lease”). Pursuant to the Lease, Tenant currently leases the following certain premises located in the building situated at 10 Maguire Road, Lexington, Massachusetts 02421 (the “Building”): (i) approximately 26,058 rentable square feet of office space on the third floor of the “building 3” portion of the Building (the “Original Premises”) and (ii) approximately 10,751 rentable square feet on the first floor of the “building 4” portion of the Building (the “Expansion Premises” and collectively with the Original Premises, the “Premises”).

B.	Tenant has requested that Landlord (i) lease to Tenant an additional 15,941 rentable square feet on the third floor of the “building 3” portion of the Building, as more particularly shown on EXHIBIT A attached hereto and incorporated herein (the “Second Expansion Premises”) until September 30, 2014, (ii) extend the term of the Original Premises until September 30, 2014 and (iii) decrease the term of the Expansion Premises until April 30, 2010, and that the Original Lease, as amended to date, be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Original Premises.
1.01.	Effective as of the Effective Date, the Termination Date with respect to the Original Premises shall be September 30, 2014.

1.02.	Effective as of the Effective Date, the Base Rent with respect to the Original Premises shall be as set forth in Schedule I.
2.	Second Expansion Premises.
2.01.	Commencing on September 15, 2009 (the “Second Expansion Premises Commencement Date”) and ending on September 30, 2014 (the “Second Expansion Premises Expiration Date”):

(a)	the Second Expansion Premises shall be added to the Original Premises and the Expansion Premises, and, subject to Section 3.01 below, together they shall constitute the “Premises” for all purposes under the Lease, and

(b)	the Rentable Square Footage of the Premises, as defined in Section 1.2 of the Original Lease, shall, subject to Section 3.01 below, be deemed to be 52,750 rentable square feet. The Second Expansion Premises shall be leased to Tenant subject to all of the terms and conditions of the Lease, as amended by this Amendment.
The period commencing on the Second Expansion Premises Commencement Date and ending on Second Expansion Premises Expiration Date shall be referred to herein as the “Second Expansion Premises Term”.

2.02.	Subject to Substantial Completion of the Tenant Work as set forth in Exhibit B, the Second Expansion Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Second Expansion Premises, Tenant agrees that the Second Expansion Premises are in good order and satisfactory condition. The foregoing notwithstanding, Landlord shall continue to be responsible for its maintenance and repair obligations set forth in Section 9.2 of the Original Lease. Landlord shall not be liable for a failure to deliver possession of the Expansion Premises or any other space due to the holdover or unlawful possession of such space by another party.

2.03.	Landlord shall provide Tenant up to $251,641.54 (the “Improvement Allowance”) toward the Costs of Tenant Improvements (as hereinafter defined) to the Second Expansion Premises pursuant to the terms of the Work Letter.

2.04.	Landlord reserves the right to construct, at the same time of the performance of the Tenant Work (but at Landlord’s sole cost and expense), and maintain in the Second Expansion Premises a secured area containing certain Liebert lines (the “AC Lines”) that service the premises occupied by Bladelogic consisting of 31,697 RSF of office space located on the second floor of the Building. The location of the AC Lines shall be as shown on the Space Plan (defined in the Work Letter). The Landlord’s right to enter the Premises as set forth and subject to the terms and provisions of Section 10 of the Lease shall include Landlord’s right to enter the Premises to inspect, maintain and repair the AC Lines. Tenant shall not disturb or damage the AC Lines.

2.05.	Commencing on the Second Expansion Premises Commencement Date and continuing through the end of the Second Expansion Premises Term:
(a)	Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in the Lease, monthly Base Rent for the Second Expansion Premises in the amounts set forth in Schedule I attached hereto and incorporated herein; provided, however, that Tenant’s monthly Base Rent for any partial month shall be appropriately pro-rated.

(b)	Tenant’s Pro Rata Share with respect to the Second Expansion Premises shall be 5.59%.

(c)	The Base Year for Taxes with respect to the Second Expansion Premises shall be Fiscal Year 2007 (i.e., July 1, 2006 to June 30, 2007) and the Base Year for Expenses with respect to the Second Expansion Premises shall be Calendar Year 2007.

(d)	Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses with respect to the Second Expansion Premises in accordance with Exhibit B of the Original Lease and at the same time and manner as required for Tenant’s Pro Rata Share of Taxes and Expenses with respect to the Original Premises as set forth in the Original Lease.

(e)	Electricity shall be distributed to the Second Expansion Premises either by the electric utility company selected by Landlord to provide electricity service for the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Expansion Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges as Additional Rent, which charges shall be based on meter readings from a submeter to the Second Expansion Premises. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Expansion Premises, or the operation of any special air conditioning system serving the Second Expansion Premises, shall be paid by Tenant. Landlord reserves all rights with respect to electrical service to the Second Expansion Premises set forth in the Original Lease.
3.	Expansion Premises.
3.01.	Effective as of the Effective Date, the Expansion Premises Expiration Date shall be modified to be April 30, 2010. On May 1, 2010, only the Original Premises and Second Expansion Premises shall constitute the “Premises” for all purposes under the Lease and the Rentable Square Footage of the Premises, as defined in Section 1.2 of the Original Lease, shall be deemed to be 41,999 rentable square feet..

3.02.	Effective as of the Effective Date, all options of Tenant to extend the Term with respect to the Expansion Premises shall be void and of no force or effect.

3.03.	Landlord and Tenant acknowledge and agree that, prior to the Expansion Premises Expiration Date set forth in Section 3.01 above, monthly Base Rent for the Expansion Premises shall remain $24,861.68 as set forth in the Third Amendment.
4.	Security Deposit. Effective as of the Effective Date, (i) Section 1.8 of the Original Lease shall be amended to provide that the amount of the Security Deposit is $275,000 and (ii) the last paragraph of Section 6 of the Original Lease shall be deleted in its entirety. Simultaneously with the execution and delivery of this Amendment, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit (as defined in Section 6 of the Original Lease) increasing the amount of the existing Letter of Credit to $275,000 (“Additional Security”), which amendment to the existing Letter of Credit shall meet all criteria set forth in Section 6 of the Original Lease.

5.	Miscellaneous.
5.01.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Original Premises or Expansion Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Original Lease as amended to date or this Fourth Amendment.

5.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

5.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

5.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

5.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

5.06.	Tenant represents that it has dealt directly with and only with the Tenant Broker (as defined in the Original Lease) as a broker in connection with this Amendment. Tenant shall indemnify and hold Landlord and the Landlord Related Parties (as defined in the Original Lease) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant and the Tenant Related Parties (as defined in the Original Lease) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

5.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

5.08.	The Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
[signatures on following page]

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company

/s/ Laura Allen		By:	/s/ Raymond P. Trevisan

Name (print):	Laura Allen		Name:	Raymond P. Trevisan

			Title:	Vice President and Secretary

Name (print):

WITNESS/ATTEST:		TENANT:

GOMEZ, INC., a Delaware corporation

/s/ Ellen Murphy		By:	/s/ Richard M. Darer

Name (print):	Ellen Murphy		Name:	Richard M. Darer

			Title:	SVP and Chief Financial Officer

Name (print):

Exhibit A
Second Expansion Premises

Schedule I
Base Rent Schedule

	Base Rent	Annual	Monthly Installment
Period	Per RSF	Base Rent	of Base Rent
I. Original Premises. (26,058 s.f.)
Through March 31, 2011	Per Section 1.3 of the Original Lease
April 1, 2011 - March 31, 2012	$30.00	$781,740.00	$65,145.00
April 1, 2012 - March 31, 2013	$31.00	$807,798.00	$67,316.50

II. Second Expansion Premises. (15,941 s.f.).
Second Expansion Premises Commencement Date — March 31, 2010	$28.00	$446,348.00	$37,195.67
April 1, 2010 - March 31, 2011	$29.00	$462,289.00	$38,524.08
April 1, 2011 - March 31, 2012	$30.00	$478,230.00	$39,852.50
April 1, 2012 - March 31, 2013	$31.00	$494,171.00	$41,180.92

III. Original Plus Second Expansion Premises. (41,999 s.f.).
April 1, 2013 - March 31, 2014	$32.00	$1,343,968.00	$111,997.33
April 1, 2014 - September 30, 2014	$33.00	$1,385,967.00	$115,497.25

EXHIBIT B
WORK LETTER
This Exhibit is attached to and made a part of the Fourth Amendment to Lease (the “Fourth Amendment”) by and between NORMANDY LEXINGTON ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and GOMEZ, INC., a Delaware corporation (“Tenant”) for the Second Expansion Space in the Building located at 10 Maguire Road, Lexington, Massachusetts 02421.
1. CONDITION OF PREMISES.
As set forth in Section 2.02 of this Fourth Amendment, Landlord shall deliver the Second Expansion Premises to Tenant with the Tenant Work (defined in Section 2 below) Substantially Complete (as defined in Section 7 below). Provided that the Second Expansion Premises are delivered in said condition, Tenant shall accept the Second Expansion Premises in their then as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto. The foregoing shall not affect Landlord’s repair obligations pursuant to Section 9 of the Original Lease.
2. PREPARATION OF PLANS.
Tenant shall prepare a space plan showing, among other things, a partition layout, door location and some furniture located in key spaces within the Second Expansion Premises (the “Space Plan”) for the work to be performed by Landlord to prepare the Second Expansion Premises for Tenant’s occupancy (“Tenant Work”), such Space Plan to be completed within five (5) business days of the full execution and delivery of this Amendment. Landlord will make Landlord’s architect available to Tenant for completion of the Space Plan. Within seven (7) business days following completion of the Space Plan and in consultation with the Tenant, construction plans and specifications for the Tenant Work consistent with the Space Plan (the “Draft Plans”) shall be prepared by Landlord’s architect at Tenant’s sole cost and expense. On or before three (3) days after receipt thereof, Tenant shall approve of the Draft Plans in writing or provide Landlord with a written detailed reason for Tenant’s disapproval, including how the Draft Plans do not conform to the Space Plan. The Draft Plans, as approved by Tenant in writing, shall be referred to herein as the “Plans”. In the event that the Tenant does not approve the Draft Plans, the Landlord shall cause the Architect within five (5) business days after receipt of Tenant’s written detail to provide revised Draft Plans. Time is of the essence with respect to the preparation and approval of the Plans. Upon final approval of the Plans by Tenant and receipt of any Overage (defined in Section 4 below), Landlord shall, with all reasonable diligence, engage the General Contractor (defined below) to construct the Tenant Work and file for the building permit for the Tenant Work.
Any approval or preparation by Landlord, or Landlord’s architects and/or engineers of any of Tenant’s drawings, plans and specifications which are prepared in connection with any construction in or about the Second Expansion Premises (including without limitation any change orders thereto) shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications or the construction to which they relate, for any use, purpose, or condition.
3. PERFORMANCE OF WORK; CHANGE ORDERS.
The Tenant Work shall be performed by a general contractor chosen by Landlord (the “General Contractor”). Landlord shall enter into a contract with the General Contractor for performance of the Tenant Work according the Plans, which contract shall (i) contain a contract price of the cost of the

Tenant Work (the “Contract Price”) and (ii) include a complete unit cost breakdown of all materials and labor, which unit costs also shall apply to all Change Orders (the “Construction Contract”). Landlord shall provide on-site construction management services at Tenant’s cost not to exceed four percent (4%) of the Contract Price. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”).
Tenant may make additional changes to the Plans (a “Change Order”), subject to Landlord’s written approval, which shall not be unreasonably withheld, conditioned or delayed (except for matters relating to aesthetic issues relating to alterations or changes visible outside the Second Expansion Premises which Landlord may withhold in its sole discretion). Landlord shall notify Tenant in writing, within five business (5) days of Tenant’s Change Order request, of its approval or a detailed reason of its disapproval of such Change Order and a good faith estimate of the actual cost of, and additional time, if any, required to perform the work contemplated by such Change Order request. Tenant may, within five (5) business days of its receipt of such estimate, elect to rescind its request for such Change Order upon written notice to Landlord. To the extent the Change Order results in any increased costs for completion of the Tenant Work, all costs associated with any Change Order shall be the responsibility of Tenant to the extent the same cause the Costs of Tenant Improvements to exceed the Improvement Allowance, and such costs in excess of the Improvement Allowance shall be paid to Landlord, as additional rent and as a condition of the approval of such change, within five (5) business days of Landlord’s approval therefor.
4. IMPROVEMENT ALLOWANCE; TENANT’S COSTS.
Landlord shall provide to Tenant an improvement allowance of $251,641.54 (the “Improvement Allowance”) to be applied against Costs of Tenant Improvements (defined below):
“Costs of Tenant Improvements” shall mean the design and architectural costs to prepare the Tenant Plans for the Second Expansion Premises only, costs of all labor and materials with respect to the Second Expansion Premises only, costs for removal of all construction debris, general contractor’s fees and any permit or license fees necessary for completion of construction of Tenant Work in the Second Expansion Premises only, telephone and data cabling in the Second Expansion Premises only and shall include the construction management and supervisory fee described herein.
Within five (5) business days of notification from Landlord of the amount of Tenant’s Costs of Improvements, which shall include an itemized breakdown from the General Contractor of the costs of Tenant Work, Tenant shall pay to the Landlord such amount, as additional rent, representing the difference, if any, between the Improvement Allowance and the Costs of Tenant Improvements (the “Overage”). Thereafter, any additional amount of Costs of Tenant Improvements accruing shall be payable, as additional rent, within five (5) business days after Tenant’s receipt of an accounting therefor.
Landlord shall be under no obligation to apply any portion of the Improvement Allowance for any purposes other than as provided in this Work Letter, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, supplier, workers or material men. The foregoing notwithstanding, in the event any Tenant Improvement Allowance remains unapplied following completion of the Tenant Work and payment of all invoices related thereto, Landlord shall apply 25% of such remainder to Base Rent next due and owing.

5. CONSTRUCTION REPRESENTATIVES.
Landlord and Tenant shall furnish to the other a written list of such party’s authorized construction representatives for the Tenant Work. Only such construction representatives are authorized to sign any Change Order, or disbursement request for any allowance, receipt, or other document on behalf of such party related to the Tenant Work, and without the signature of such authorized construction representative, no such document shall be binding upon the party. Each party may from time to time change or add to the list of authorized construction representatives by giving the other written notice of the addition or change. Landlord’s initial construction representative is Jeff Rines. Tenant’s initial construction representative is Rick Darer.
6. All tel-data work, system furniture and any other work not set forth in the Plans shall be the sole responsibility of the Tenant and performed in compliance with the subject to the terms of the Lease (it being understood that the Improvement Allowance may be applied toward cost of said tel-data work). Landlord shall be under no obligation to apply any portion of the Improvement Allowance for any purposes other than as provided in this Exhibit B for the Second Expansion Premises only, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, supplier, workers or material men. Landlord shall be under no obligation to disburse any remaining portion of the Improvement Allowance if (i) Tenant is in Default under the Lease at the time of request of such disbursement or at the time such disbursement is due from Landlord or (ii) any disbursement request is received after the date that is nine (9) months from the commencement of the Lease with respect to the Second Expansion Premises, and Tenant shall not thereafter be entitled to any such undisbursed portion of the Improvement Allowance.
7. As used herein, “Substantial Completion” shall mean that all Tenant Work has substantially been performed, other than Tenant Delay (as hereafter defined) any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use and occupancy of the Second Expansion Premises. A “Tenant Delay” shall occur if Landlord is delayed in the performance of the Tenant Work as a result of the acts or omissions of Tenant (which shall be subject at least 24 hour notice from Landlord by email and phone to Rick Darer at rdarer@gomez.com and 781.698.9370 — or such other contact as Tenant may designate in writing to Landlord from time to time — before any Tenant Delay shall be imposed), the Tenant Related Parties (defined in Section 13 of the Original Lease) or their respective contractors or vendors including, without limitation, Tenant’s delay in approving the Plans (defined in this Exhibit B), changes requested by Tenant to the approved Plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times.